EXHIBIT 99.1
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April 3, 2001


To our stockholders and friends:

You may have read recently about the exciting results announced by Medtronic related to their InSync pacing device that treats patients with congestive heart failure. In up to one-half of the Americans suffering with heart failure, the heart's chambers do not beat in a synchronous way. This new pacing device, which is in clinical studies to support the application for marketing approval by the FDA, addresses this condition by delivering an electrical impulse to both the left and right ventricles to re-synchronize the pumping of the heart.

At the American College of Cardiology convention in Orlando, Medtronic reported on the results of a recent study of the InSync device. The results were described as "clear and impressive" and in a European study of the same device, patients "achieved a significantly improved quality of life." The physician who reported on the U.S. study estimated that 750,000 to 1.25 million patients might be good candidates for the device.

This is very good news for MedAmicus. As reported a number of times in our news releases, we have been integrally involved in developing the delivery system that is used by physicians to implant the InSync device. Our engineers have worked hand-in-hand with Medtronic personnel to design the guiding catheter which is used to gain access to the left side of the heart, and our proprietary slitter technology is a key element in removing the guide catheter once the InSync pacing device is properly positioned.

The procedural kits for delivering the InSync pacing leads are packaged at MedAmicus. Because of the complexity of the procedural kit, the selling price is approximately ten times that of a standard introducer kit we currently supply to Medtronic.

We wanted to inform you of these developments. We are proud that our engineering staff has played a role in the development of what appears to be breakthrough technology to treat congestive heart failure, with the potential to improve the lives of so many people.

I have attached a copy of one of the news articles describing the InSync results. We will keep you informed as progress unfolds.

Sincerely,

/s/ Jim Hartman

Jim Hartman
President and CEO


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                       NEW PACEMAKER BOOSTS HEART'S POWER

                                 MARCH 21, 2001

By DANIEL Q. HANEY

AP Medical Editor

ORLANDO, Fla.  (AP) via NewsEdge Corporation -

A novel kind of pacemaker can substantially boost the pumping power of victims of congestive heart failure, offering an entirely new way of treating perhaps 1 million Americans with bad hearts.

Doctors tested the device on people with especially severe heart failure, all of whom were already receiving standard heart medicines. Two-thirds improved significantly.

"The data are clear and impressive, but what impresses me most is the experiences of individual patients, who have improved to a degree we never would have expected," said Dr. William Abraham of the University of Kentucky, who presented the results Tuesday at a meeting in Orlando of the American College of Cardiology.

Earlier research has suggested that this approach, called cardiac resynchronization therapy, can energize the sluggish hearts, but the new work is the first study to test it in a rigorous, scientific way.

Heart failure is the only form of heart disease that is actually on the increase in the United States. This is because it is largely a disease of the elderly, and many of those who once would have died of heart attacks now survive long enough to have this disorder.

Heart failure is not, as its name implies, the sudden failure of the heart to stop beating. Instead, it is an inability of the heart to pump powerfully enough to circulate the blood adequately. Symptoms include shortness of breath, fatigue and fluid accumulation.

Between 2 million and 3 million Americans have heart failure, and 400,000 new cases are diagnosed each year. It causes 39,000 deaths annually and contributes to 225,000 more.

Pacemakers are widely used to speed up hearts that beat too slowly. But using them to make weak hearts beat more powerfully is a new development. At least three companies are testing them in the United States.

In one-quarter to one-half of all heart failure victims, the heart fails to beat in a uniform way. The walls of their left and right ventricles_the main pumping chambers_do not squeeze at precisely the same moment. This sloppy motion robs the heart of its pumping power.

The new pacemakers deliver an electrical impulse that synchronizes the ventricles so their walls pump in unison.

Abraham and colleagues tested a device called InSync, developed by Medtronic Inc. of Minneapolis, which paid for the study. Doctors implanted the quarter-size devices in 266 patients. However, they left the devices switched off in half of the patients and followed their progress for six months.

Overall, 63 percent of the patients getting working pacemakers improved substantially, as did 38 percent in the comparison group.


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(At the end of the study, doctors turned on those patients' pacemakers, too.)

Abraham estimated that between 750,000 and 1.25 million U.S. heart failure patients might be good candidates for the devices. He said the devices are likely to cost $10,000 to $12,000 apiece, about the same as a high-end standard pacemaker.

Dr. Barry Massie of the University of California at San Francisco said it is still unclear whether the devices will help those with less severe heart failure or change the long-term course of the disease.

Nevertheless, he said, "The results are pretty exciting. It can only add to what drugs do. The two together could be remarkable."

Most of the patients studied were taking diuretics, ACE inhibitors and beta blockers, the standard medicines. Doctors classify heart failure on a scale of 1 to 4, and all of the patients were in the worst two categories.

After six months on the pacemaker, two-thirds of the patients had improved by at least one category. They also scored substantially higher on a scale that measured quality of life, and they were able to walk an average of 128 feet farther in six minutes.

The first patient in the study was a former World War II fighter pilot from the Cincinnati area. His heart was so weak that he had been given six months to live when he received his pacemaker in 1998. Now, at age 82, he can climb stairs, walk several blocks without getting winded and recently took a trip to New York City to see Broadway shows.

On the Net:

Cardiology college: http://www.acc.org
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http://www.medtronic.com